                     AMENDMENT TO STOCK PURCHASE AGREEMENT
                     -------------------------------------

     This AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment") is effective
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as of April 22, 1996, by and among Corporate Express, Inc., a Colorado corporation ("Buyer"), ASAP Software Express, Inc., an Illinois corporation (the
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"Company"), and the other Persons listed below (each such Person, other than
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xxxxxxxxx acting in his individual capacity, referred to herein collectively as the "Shareholders" and individually as a "Shareholder").
     ------------                         -----------

     This Amendment is entered into in connection with the transactions contemplated by that certain Stock Purchase Agreement, dated April 22, 1996, by and among Buyer, the Company, certain of the Shareholders and one other Person (the "Original Agreement") and that certain Letter Agreement dated of even date
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therewith by and among Buyer, the Company and the Shareholders' Representative
(the "Letter Agreement").  All capitalized terms not defined herein shall have
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the meanings assigned to them in the Original Agreement, as amended.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Original Agreement and the Letter Agreement as follows:

     1.  Amendment to Section 1.01.  Clause (i) of Section 1.01(c) of the
         -------------------------
Original Agreement is hereby amended and restated as "$93,245,127 plus Estimated Adjusted Net Book Value at April 22, 1996, plus the Pre-Closing SAR Payment, minus". Clause (i) of Section 1.01(b) of the Original Agreement is hereby amended and restated as "$93,245,127 plus Estimated Adjusted Net Book Value at April 22, 1996, plus the Pre-Closing SAR Payment, plus Final Closing Adjusted Net Book Value, minus $5,393,037, minus."

     2.  Estimated Closing Adjusted Net Book Value.  The title of Section 1.02
         -----------------------------------------
is hereby amended and restated to read "Final Closing Adjusted Net Book Value." Each of subsections (a) and (b) of Section 1.02 are hereby deleted in their entirety and replaced with "[Omitted]," without altering the numbering of any other subparagraph or subsection thereof. The definition of "Estimated Closing Adjusted Net Book Value" included in Article XI is hereby deleted, and "Estimated Adjusted Net Book Value at April 22, 1996" is hereby substituted for "Estimated Closing Adjusted Net Book Value" in Section 9.02 of the Original Agreement.

     3.  Estimated Adjusted Net Book Value at April 22, 1996.  For all purposes
         ---------------------------------------------------
hereof, "Estimated Adjusted Net Book Value at April 22, 1996" means $4,365,910.
         ---------------------------------------------------

     4.  Closing Date.  The parties agree that the Closing Date shall be deemed
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to be May 15, 1996.

     5.  Accounting Effective Date.  The Shareholders understand that for
         -------------------------
financial accounting purposes the Buyer's financial statements will reflect that the effective date of this transaction shall be April 22, 1996 and that Buyer shall report as part of its consolidated financial statements the revenue and expenses of the Company from and after such date (based upon sales based on the Company's actual sales and cost of sales after April 21, 1996 and pro rated general and administrative expenses on a daily basis based on a 30-day month), and none of the Shareholders will object thereto.

     6.  Amendment to Section 1.03(d).  Section 1.03(d) of the Original
         ----------------------------
Agreement is hereby amended and restated as follows:

     At or prior to Closing, the Company will declare and pay one or more dividends (collectively, the "Pre-Closing Dividend") with respect to the
                                   --------------------
     Shares in an amount to be determined by the Board of Directors of the Company, in any event in an aggregate amount not more than $11,218,000 minus the Pre-Closing SAR Payment.

     7.  Pre-Closing Payout.  For purposes of the definitions of "Estimated SAR
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Amount" and "Final SAR Amount," the "Pre-Closing Payout" shall mean the Pre-
Closing Payout as otherwise determined pursuant to the Original Agreement minus $218,000.

     8.  Present Value Adjustment of SAR Escrow Amount.  (a)  The parties hereto
         ---------------------------------------------
agree that 49.338843% of the Final SAR Amount will be payable in respect of SARs which vest as of the Closing (the "Closing Vested SAR Portion") (which amount
                                   --------------------------
would be offset to the extent of the Pre-Closing SAR Payment) and the remaining 50.661157% of the Final SAR Amount will become payable under the balance of the SARs if they vest on the third anniversary of the Closing (the "Third
                                                                -----
Anniversary Portion"). Prior to any adjustment pursuant to this Amendment, the
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"Estimated SAR Amount" is $7,797,824.  If the Final SAR Amount equals the
Estimated SAR Amount, the Closing Vested SAR Portion thereof will equal $3,847,356 (i.e., $7,797,824 x 49.338843%) and the Third Anniversary Portion
thereof will equal $3,950,468  (i.e., $7,797,824 x 50.66157%), and if the Final
SAR Amount exceeds or is less than the Estimated SAR Amount, the Closing Vested SAR Portion and the Third Anniversary Portion thereof will be proportionately higher or lower, respectively.

     (b) The parties desire to ensure that, as of the third anniversary of the Closing, the SAR Escrow shall include an amount in cash equal to (i) the Third Anniversary Portion of the Final SAR Amount, minus (ii) the aggregate amount of
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payments made (if any), after the Closing and prior to such third anniversary, in respect of the SARs to holders thereof in accordance with the terms of the outstanding SARs and the Incentive Plan (collectively the "Early SAR Payment
                                                           -----------------
Amount").  The parties recognize that, since the amounts to be contributed to
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the SAR Escrow will be invested from time to time during the period following the Closing Date to such third anniversary, it will not be necessary to contribute the full Third Anniversary Portion to the SAR Escrow at the Closing in order to achieve this objective. Consequently, the parties hereby agree that notwithstanding any provision of the Original Agreement or any other agreement between the parties: (i) the aggregate amount of cash to be paid to the Shareholders pursuant to the Original Agreement (as amended hereby, excluding the effects of this paragraph 8) shall be increased by an aggregate amount equal to the product of 12.5% multiplied by the Third Anniversary Portion of the Final SAR Amount, and the aggregate amount of cash to be paid to the SAR Escrow pursuant to the Original Agreement (as amended hereby, excluding the effects of this paragraph 8) shall be reduced by such amount (and, accordingly, cash payments at Closing shall be so adjusted, based upon the Third Anniversary Portion of the Estimated SAR Amount, subject to subsequent adjustment upon determination of the Final SAR Amount); and

(ii) if the aggregate amount in the SAR Escrow as of the third anniversary of the Closing is less than the portion of the Third Anniversary Portion of the Final SAR Amount which is then payable in respect of SARs which vest on such date, the Shareholders will promptly contribute to the SAR Escrow an amount in immediately available federal funds equal to the amount of such deficit.

     9.  Signatory Matters.  The execution of the Original Agreement by
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xxxxxxxxx shall, for all purposes, be deemed to have been by xxxxxxxxx in his capacity as trustee of that certain Revocable Trust dated March 22, 1988 F/B/O xxxxxxxxx.

     10.  Election of Scott Wald as a Director of the Company.  The Buyer
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acknowledges and agrees that the Company and the Buyer have declined S. Scott
Wald's offer to resign as a director of the Company, that S. Scott Wald is and will continue as a director of the Company through and after the Closing and that the Buyer will take all steps necessary to ensure that S. Scott Wald is not removed from and will remain as a duly elected director of the Company continuing until the first to occur of (i) such time as all amounts owing under the Closing Note, the SAR Closing Note and the Offset Closing Note have been indefeasibly paid in full in cash, and (ii) such time after the Closing as he delivers a written notice to the Company stating that he has resigned from the Company's board of directors.

     11.  Company Bylaws.  To induce the Shareholders to enter into this
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agreement, the Buyer and the Company agree that effective as of the Closing, the
Company's bylaws will provide that the Company will not have the power to declare or pay any dividend without the prior unanimous written consent of all directors of the Company, including (until the first to occur of (i) such time as all amounts owing under the Closing Note, the SAR Closing Note and the Offset Closing Note have been indefeasibly paid in full in cash, and (ii) such time after the Closing as he delivers a written notice to the Company stating that he has resigned from the Company's board of directors) S. Scott Wald, and that such provision of the bylaws may not be amended without the prior written consent of the holders of the Closing Note, the SAR Closing Note and the Offset Closing Note.

     12.  Amendment and Waiver.  The first sentence of Section 12.09 of the
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Original Agreement is hereby amended and restated as follows:

     Any provision of this Agreement (as hereafter amended) or the Schedules or Exhibits hereto (as hereafter amended) may be amended or waived by a written agreement executed by Buyer, the Company and the Shareholders' Representative, even if not executed by any other Shareholder.

     13.  Miscellaneous.   This Amendment may be executed in multiple
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counterparts, including by facsimile, any one of which need not contain the signatures of more than one party, but all such counterparts taken together
shall constitute one and the same instrument.   All matters relating to the
interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                SHAREHOLDERS' REPRESENTATIVE
                                (on behalf of the Shareholders)


                                __________________________________________
                                S. Scott Wald


                                CORPORATE EXPRESS, INC.


                                __________________________________________
                                Name:  ___________________________________
                                Title:  __________________________________


                                ASAP SOFTWARE EXPRESS, INC.


                                __________________________________________
                                Name:  S. Scott Wald
                                Title:  President and Chief Executive Officer